FOR IMMEDIATE RELEASE

NORFOLK SOUTHERN BOARD OF DIRECTORS UNANIMOUSLY REJECTS PUBLICLY DISCLOSED, REVISED PROPOSAL FROM CANADIAN PACIFIC

Canadian Pacific has Not Sought Declaratory Order from Surface Transportation Board on Proposed Voting Trust Structure

NORFOLK, Va., Dec. 23, 2015 -- Norfolk Southern Corporation (NYSE: NSC) (“the Company”) today announced that its board of directors has unanimously rejected Canadian Pacific’s (TSX:CP) (NYSE:CP) December 16, 2015 publicly disclosed, revised proposal to acquire the Company for $32.86 in cash, a fixed exchange ratio of 0.451 shares in a new company that would own Canadian Pacific and Norfolk Southern, and 0.451 of a Contingent Value Right.

The following is the text of the letter that was sent on December 23, 2015, to Canadian Pacific’s Chief Executive Officer, E. Hunter Harrison, and its Chairman of the Board, Andrew F. Reardon.

December 23, 2015

Mr. E. Hunter Harrison	Mr. Andrew F. Reardon
Chief Executive Officer	Chairman of the Board
Canadian Pacific Railway	Canadian Pacific Railway
7550 Ogden Dale Road S.E.
Calgary, AB T2C 4X9
Canada

Dear Mr. Reardon and Mr. Harrison:

The board of directors of Norfolk Southern has carefully reviewed your latest revised proposal, which you publicly disclosed on December 16, but have not otherwise communicated to us. That review was conducted with the assistance of our independent financial, legal and regulatory advisors. In its review, the board noted that the only change from your prior proposal was to include a Contingent Value Right (“CVR”).

The board of Norfolk Southern has unanimously determined that your latest revised proposal is grossly inadequate, creates substantial regulatory risks and uncertainties that are highly unlikely to be overcome, and is not in the best interest of the Company and its shareholders. This would be the case even if the CVR had a value at the high end of the range suggested in your publicly filed presentation. In fact, our financial advisors believe that the CVR would trade at a significant discount.

In addition, you have not addressed the significant regulatory issues that we have previously identified. We do not believe that your voting trust structure would be approved. As you know, our view reflects careful analysis by our regulatory experts and is fully supported by two former Surface Transportation Board (“STB”) Commissioners. You have a path to seek a declaratory order from the STB as to whether the voting trust structure that you proposed could work. The STB has clear, statutorily-established authority to issue declaratory orders to remove uncertainty, and there is precedent for it in the voting trust context. No involvement by Norfolk Southern is required for you to seek a declaratory order regarding the legality of putting Canadian Pacific into a voting trust under your proposed structure. Your decision not to seek an order shows a lack of confidence in your proposed structure.

You continue to publicly declare that we are not “engaging” or “meeting” with you. There is no basis to meet until you both make a compelling offer and address the regulatory issues, which you have the ability to do by seeking a declaratory order. We also note your repeated public statements that you are not willing to increase your offer regardless of whether we were to meet.

The Norfolk Southern board of directors is focused on protecting the interests of our shareholders. It would be inconsistent with the duties of the board to pursue a risky and uncertain offer that substantially undervalues the Company. Accordingly, the board of directors has unanimously rejected your latest revised proposal.

Sincerely,

/s/ Jim Squires	/s/ Steven Leer
Jim Squires	Steven Leer
Chairman, President and	Lead Director
Chief Executive Officer

Morgan Stanley & Co. LLC and Bank of America Merrill Lynch are acting as financial advisors to Norfolk Southern Corporation and Skadden, Arps, Slate, Meagher & Flom LLP, Hunton & Williams LLP and Morrison & Foerster LLP are acting as legal advisors.

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, as amended, including but not limited to statements regarding the indication of interest made by Canadian Pacific Railway Limited. In some cases, forward-looking statements may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements are made as of the date they were first issued and reflect the good-faith evaluation of the Company’s management of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, including future actions that may be taken by Canadian Pacific Railway Limited in furtherance of its unsolicited proposal. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2014, as well as the Company’s other public filings with the SEC, may cause our actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, the occurrence of certain events or otherwise, unless otherwise required by applicable securities law.

Contacts:

Media Inquiries:
Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

Investor Inquiries:
Katie Cook, 757-629-2861 (InvestorRelations@nscorp.com)

or

Joele Frank / Dan Katcher / Andrew Siegel
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449